UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2021

FibroGen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36740	77-0357827
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

FibroGen, Inc.

409 Illinois Street

San Francisco, CA 94158

(Address of principal executive offices, including zip code)

(415) 978-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	FGEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2021, FibroGen, Inc. (“FibroGen”, or “the Company”) issued a press release announcing the retirement of Pat Cotroneo as Chief Financial Officer (“CFO”), and the appointment of Juan Graham as CFO, effective September 7, 2021. Mr. Cotroneo will serve as CFO through September 6, at which point Mr. Graham will assume the role. Mr. Cotroneo will continue to be employed with the Company as Executive Advisor to the CEO through March 31, 2022 to ensure a smooth transition to Mr. Graham.

Mr. Cotroneo served the Company for over 21 years, and in his role as CFO was responsible for a number of different areas.  Under Mr. Cotroneo’s leadership, FibroGen transitioned from a private to public company, and from a development stage to commercial stage company. We thank him for his leadership and efforts.

Mr. Graham, age 46, was most recently Global Chief Financial Officer / Vice President Finance Supply Chain at Johnson & Johnson, Inc., and prior to that from 2016 until 2019 he was CFO, VP Finance & Business Development at Janssen Japan KK. Juan spent the last 20 years at Johnson & Johnson, Inc. in a variety of roles including Senior Finance Director, J&J Development Corporation / J&J Innovation, and Finance Director, Mergers & Acquisitions. Juan received his bachelor’s degree in Business Administration from the Monterrey Institute of Technology and Higher Education. He received his Master’s in Business Administration from the McGill University Graduate School of Business.

No family relationship exists between Mr. Graham and any of FibroGen’s directors or executive officers. There are no related-party transactions in which Mr. Graham or any of his immediate family members has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Pursuant to the terms of an employment offer letter, dated July 30, 2021, by and between the Company and Mr. Graham, Mr. Graham will receive an annual base salary of $470,000 and a target bonus opportunity of 50% of his base salary under the Company’s Bonus Plan based on individual and corporate performance as assessed by the Board of Directors. Mr. Graham will also receive 196,000 stock options, and 35,000 restricted stock units under the Company’s 2014 Stock Plan. Mr. Graham will also receive a signing bonus of up to $300,000 payable in three installments contingent upon his continued employment with the Company, as follows: $150,000 within thirty days of his commencement of employment, $75,000 on March 15, 2022, and $75,000 on the first anniversary of his employment.  Mr. Graham will receive relocation assistance by the Company’s relocation vendor of up to $100,000, grossed up for taxes. Mr. Graham is also eligible to enter into the Company’s form of Change in Control and Severance Agreement and Indemnity Agreement.

The foregoing description is only a summary of the terms of, and is qualified in its entirety by reference to the full text of the offer letter, which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ending September 30, 2021.

As part of the transition, Mr. Cotroneo will continue to receive his base salary, equity and bonus during his tenure as Executive Advisor. Under a transition agreement with the Company dated as of August 14, 2021, if his employment is terminated prior to March, 31, 2022 other than for cause, he is entitled to receive the same salary, equity and bonus that he would otherwise have received until such date.

The foregoing description is only a summary of the terms of, and is qualified in its entirety by reference to the full text of the transition agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ending September 30, 2021.

A copy of the press release announcing the retirement of Mr. Cotroneo and the appointment of Mr. Graham is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release titled “FibroGen Announces Retirement of Pat Cotroneo and Appointment of Juan Graham as Chief Financial Officer” dated August 16, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIBROGEN, INC.
Dated: August 16, 2021
	By:	/s/ Michael Lowenstein
Michael Lowenstein
Chief Legal Officer